Exhibit 99.2

ECO BUILDING INTERNATIONAL
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2009

Assets	Historical City Zone	Historical Eco Building	Pro Forma Adjustments	Note	Combined Pro Forma

Current Assets
Cash and cash equivalents	$2,562,501	$6,967	(6,967)	b	$2,562,501
Accounts receivable, net	4,200,749	-			4,200,749
Inventory	8,233,760	-			8,233,760
Other receivable	28,998	-			28,998
Prepaid expenses	1,104,072	-			1,104,072
Due from related parties	-	-			-
Total Current Assets	16,130,080	6,967			16,130,080

Property, plant, and equipment, net	2,939,475	-			2,939,475
Construction-in-progress	3,254,696	-			3,254,696
Other assets	1,506,902	-			1,506,902
Intangible assets, net	-	-			-

Total Assets	$23,831,153	$6,967			$23,831,153

Liabilities and Stockholders' Equity

Current Liabilities
Short-term loan	$1,801,960	$-			1,801,960
Accrued expenses	116,968	-			116,968
Due to related parties	145,650	325	(325)	b	145,650
Other current liabilities	68,339	-			68,339
Total Current Liabilities	2,132,917	325			2,132,917

Stockholders' Equity
Common stock	9,690,628	4,930	(9,684,891)	a	10,667
Additional paid-in capital	-	19,870	9,666,733	a	9,679,961
			(6,642)	b
Other comprehensive income	202,140	-			202,140
Retained earnings (Accumulated deficit)	11,805,468	(18,158)	18,158	a	11,805,468
Total Stockholders' Equity	21,698,236	6,642			21,698,236

Total Liabilities and Stockholders' Equity	$23,831,153	$6,967			$23,831,153

ECO BUILDING INTERNATIONAL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	Historical City Zone	Historical Eco Building	Pro Forma Adjustments	Note	Combined Pro Forma

Net revenue	$40,732,447	$-			$40,732,447

Cost of revenue	(30,136,581)	-			(30,136,581)

Gross Profit	10,595,866	-			10,595,866

Selling expenses	(1,947,613)	-			(1,947,613)
General and administrative expenses	(719,910)	(17,833)			(737,743)
Other expenses	(556,312)	-			(556,312)
Research and development expenses	(98,087)	-			(98,087)
Total Operating Expenses	(3,321,922)	(17,833)			(3,339,755)

Operating income (loss)	7,273,944	(17,833)			7,256,111

Interest income	10,081	-			10,081
Interest expense	(102,893)	-			(102,893)
Total other expense	(92,812)	-			(92,812)

Income (loss) before income taxes	7,181,132	(17,833)			7,163,299

Provision for income taxes	-	-			-

Net income (loss)	$7,181,132	$(17,833)			$7,163,299

Net earnings per share:
Basic & diluted	$0.82	$-		d	$0.67

Weighted average number of shares outstanding:
Basic & diluted	8,736,932	-	1,930,000	c	10,666,932

ECO BUILDING INTERNATIONAL
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

NOTE 1.	THE ACQUISITION

On April 27, 2010, Eco Building International (“Eco Building”) completed the acquisition of City Zone Holdings, Limited (“City Zone”) pursuant to the Share Exchange Agreement (the “Exchange Agreement”) among Eco Building, City Zone, each of the equity owners of City Zone (“City Zone Shareholders”), and the pre-acquisition principal shareholder of Eco Building.  Pursuant to the terms of the Exchange Agreement, Eco Building issued 8,736,932 shares of its common stock in exchange for 100% equity interest of City Zone.

As City Zone Shareholders have become the majority shareholders of the combined entity and City Zone’s senior management has been appointed to control the management of the combined entity following the acquisition, the acquisition has been accounted for as a reverse acquisition using the purchase method of accounting, where Eco Building (the legal acquirer) is deemed to be the accounting acquiree and City Zone (the legal acquiree) to be the accounting acquirer.  The consolidated financial statements of the combined entity will in substance be those of City Zone, with the assets and liabilities, and revenue and expenses, of Eco Building being included effective from the date of consummation of the Exchange Agreement.  Eco Building is deemed to be a continuation of the business of City Zone.  The cost of the acquisition has been measured at the carrying value of the net assets of Eco Building with no goodwill or other intangible assets being recorded in accordance with the accounting interpretation and guidance issued by the SEC staff.

NOTE 2.	ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial information gives effect to the Exchange Agreement as if it had occurred at an earlier date, and has been prepared for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had City Zone and Eco Building been a combined company during the specified periods.  The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document.  In addition, the unaudited pro forma condensed combined financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or acquisition related costs, or any potential cost savings or other synergies that management expects to realize as a result of the acquisition.  The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements.

The adjustments to the unaudited pro forma condensed combined financial information as of December 31, 2009 in connection with the proposed acquisition are presented below:

(a)         This adjustment reflects the issuance of 8,736,932 shares of Eco Building’s common stock for the reverse acquisition of all issued and outstanding shares of common stock of City Zone, the cancellation of 3,000,000 restricted shares of Eco Building’s common stock held by the pre-acquisition principal shareholder of Eco Building, and the elimination of pre-acquisition accumulated deficit of Eco Building.

(b)         This adjustment reflects the repayment of $325 due to Eco Building shareholder and return of additional paid-in capital with the remaining cash balance of $6,642.

ECO BUILDING INTERNATIONAL
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

(c)         The historical earnings per share are computed based on the historical net earnings of City Zone as City Zone is considered the accounting acquirer.

(d)         The weighted average number of shares used in computing the historical earnings per share is based on the number of shares issued in the reverse acquisition of City Zone by Eco Building.